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                                                                    EXHIBIT 23.2


                 CONSENT OF NETHERLAND, SEWELL ASSOCIATES, INC.




          As independent oil and gas reserve engineers, we hereby consent to the reference to our reserve report entitled "Estimate of Reserves and Future Revenue to the UNEXCO, Inc. Interest in Certain oil and gas properties located in Louisiana and Texas as of July 1, 1997," and to all references to our firm included in or made a part of the Universal Seismic Associates, Inc. Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, to be filed with the Securities and Exchange Commission.




                              NETHERLAND, SEWELL ASSOCIATES, INC.



October 20, 1997                           By: /s/ Danny D. Simmons
                                                -------------------------------
                                                Danny D. Simmons
                                                Senior Vice President